EXHIBIT 99.1

Legacy Reserves LP Announces Third Quarter 2007 Results

MIDLAND, Texas, Nov. 7, 2007 (PRIME NEWSWIRE) -- Legacy Reserves LP ("Legacy") (Nasdaq:LGCY) today announced preliminary, unaudited third quarter results for 2007.

Cary Brown, Chairman and Chief Executive Officer of Legacy Reserves GP, LLC, the general partner of Legacy, said, "Our third quarter results demonstrate the effect of our successful development program and include a full quarter of results from our four second quarter acquisitions and two months of results from the acquisition closed on August 3, 2007. We look forward to a full contribution in the fourth quarter from our two acquisitions which closed on October 1, 2007, with an aggregate purchase price of approximately $73.8 million. Our continuing strategy is to evaluate acquisition opportunities with a goal to make acquisitions that are accretive to our unitholders."

Summary of Third Quarter and Nine months Ended September 30, 2007 Results

This unaudited financial information is preliminary and is subject to adjustments in connection with the final unaudited financial statements to be released on or before November 14, 2007 within Legacy's Quarterly Report on Form 10-Q.

Net income (loss) for the three-month and nine-month periods ended September 30, 2007 totaled $2.2 and ($4.8) million, or $0.08 and ($0.19) basic and diluted earnings per unit, respectively, as compared to net income of $13.9 and $6.7 million, or $0.76 and $0.42 basic and diluted earnings per unit for the three-month and nine-month periods ended September 30, 2006, respectively. Financial results for the three and nine-month periods ended September 30, 2007 were unfavorably impacted by $6.8 million and $24.4 million, respectively, of net unrealized losses on our oil, natural gas liquids ("NGL") and natural gas swaps, as the fair value of our future derivative instruments was marked to market. Financial results for the three and nine-month periods ended September 30, 2006 were favorably impacted by $22.7 million and $7.7 million, respectively, of net unrealized gains on our oil and natural gas swaps, as the fair value of these derivative instruments was marked to market. Unrealized gains and losses represent current period mark-to-market adjustments for commodity derivatives which will be settled in future periods. Unrealized gains and losses result in a non-cash impact on revenue and do not affect our ability to make our expected cash distributions.

Adjusted EBITDA totaled $18.9 million and $44.6 million for the quarter and nine months ended September 30, 2007, respectively. (See "Non-GAAP Financial Measures" and the associated table for a discussion of management's use of Adjusted EBITDA in this release and a reconciliation of Legacy's consolidated net loss to Adjusted EBITDA.)

Financial and Operating Results:

Legacy was formed in October 2005 to own and operate the oil and natural gas properties it acquired from its Founding Investors in connection with the closing of a private equity offering on March 15, 2006 ("Formation Transaction"). Inasmuch as certain assets owned by the Founding Investors were acquired by Legacy on March 15, 2006, the results of operations and production volumes from these acquired assets are excluded from the first 73 days of the nine month period ended September 30, 2006.

Production

Net oil and natural gas production averaged 5,195 and 4,469 Boe per day for the quarter and nine months ended September 30, 2007, respectively, as compared to an average of 3,241 and 2,866 Boe per day for the quarter and nine months ended September 30, 2006. Legacy's increased production resulted primarily from a combination of its acquisition of oil and natural gas properties in the Formation Transaction, its 2006 and 2007 acquisitions of producing oil and natural gas properties, from new wells drilled and completed as part of its ongoing development program, and from recompletion, restimulation, and reactivation activities completed in the second and third quarters of 2007.

Revenues and Realized Prices

For the quarters ended September 30, 2007 and 2006, oil, NGL and natural gas sales were $29.4 million and $17.4 million, respectively. Revenues for the quarters ended September 30, 2007 and 2006, including net realized gains (losses) on our oil, NGL and natural gas swaps of $0.4 million and ($4.1) million, respectively, totaled $29.8 million and $13.3 million, respectively. Revenues including net realized and unrealized gains and losses on our oil, NGL and natural gas derivative contracts were $23.0 million and $36.0 million for the quarters ended September 30, 2007 and 2006, respectively.

For the nine months ended September 30, 2007 and 2006, oil, NGL and natural gas sales were $68.1 million and $43.3 million, respectively. Revenues for the nine months ended September 30, 2007 and 2006, including net realized gains (losses) on our oil, NGL and natural gas swaps of $4.2 million and ($2.2) million, respectively, totaled $72.3 million and $41.1 million, respectively. Revenues including net realized and unrealized gains and losses on our oil, NGL and natural gas derivative contracts were $47.9 million and $48.8 million for the nine months ended September 30, 2007 and 2006, respectively.

For the quarters ended September 30, 2007 and 2006, realized oil prices, excluding oil derivative contract settlements, were $71.83 and $65.06 per barrel, respectively. Including the effects of realized gains on our oil swaps, realized oil prices were $69.12 and $36.49 per barrel, respectively.

For the same periods, realized natural gas prices were $6.54 and $7.42 per Mcf excluding natural gas derivative contract settlements. Including the effects of realized gains on our natural gas swaps, realized natural gas prices were $8.26 and $10.34 per Mcf for the quarters ended September 30, 2007 and 2006, respectively.

For the quarter ended September 30, 2007, oil, NGL and natural gas derivative contracts, all of which are in the form of swaps, covered approximately 73% of Legacy's production at a weighted average NYMEX price of $62.82 per Boe. Legacy's realized prices are less than NYMEX West Texas Intermediate and Henry Hub natural gas due to quality and location differentials. The stated results are inclusive of natural gas basis swaps that we use to improve the effectiveness of our natural gas swaps.

For the nine months ended September 30, 2007 and 2006, realized oil prices, excluding oil derivative contract settlements, were $63.15 and $62.87 per barrel, respectively. Including the effects of realized gains on our oil swaps, realized oil prices were $64.62 and $49.50 per barrel. For the same periods, realized natural gas prices were $6.54 and $6.77 per Mcf excluding natural gas derivative contract settlements, respectively. Including the effects of realized gains on our natural gas swaps, realized natural gas prices were $8.05 and $9.72 per Mcf for the nine months ended September 30, 2007 and 2006, respectively.

For the nine months ended September 30, 2007, oil, NGL and natural gas derivative contracts, all of which are in the form of swaps, covered approximately 70% of Legacy's production at a weighted average NYMEX price of $63.86 per Boe. Legacy's realized prices are less than NYMEX West Texas Intermediate and Henry Hub natural gas due to quality and location differentials. The stated results are inclusive of natural gas basis swaps that we use to improve the effectiveness of our natural gas swaps.

Subsequent to September 30, 2007, oil futures prices have increased significantly. These increases in oil price futures will require us to make larger net settlement payments under commodity swap contracts. While these payments should not significantly affect our cash flow since payments made to counterparties to these contracts should be more than offset by increased commodity prices received on the sale of our production (some of which is unhedged), the increase in oil prices, should it continue, is expected to negatively affect the fair value of our oil and NGL swap contracts as recorded in our balance sheet at December 31, 2007 and during future periods and, consequently, our reported net earnings. Changes in the recorded fair value of commodity derivatives are marked to market through earnings and are likely to result in substantial non-cash charges to earnings for the decrease in the fair value of these contracts during the fourth quarter of 2007. If oil prices continue to increase, this negative non-cash effect on earnings will become more significant. We are currently unable to estimate the effects on earnings for the fourth quarter of 2007, but the effects may be substantial.

Production Costs

For the quarters ended September 30, 2007 and 2006, production costs and ad valorem taxes, excluding production severance taxes, totaled $7.6 million ($15.86 per Boe) and $4.2 million ($13.97 per Boe), respectively. The increase in production costs is primarily related to (i) $1.8 million of costs attributable to the Binger, Ameristate, TSF, Raven Shenandoah and Raven OBO acquisitions and (ii) $0.3 million related to increases in ad valorem tax expenses. In addition, the increase in production costs per Boe is consistent with industry-wide costs increases, particularly those related to oil operations that require lifting produced oil and water or involve enhanced recovery processes.

For the nine months ended September 30, 2007 and 2006, production costs and ad valorem taxes, excluding production severance taxes, totaled $18.4 million ($15.09 per Boe) and $10.2 million ($12.98 per Boe), respectively. The increase in production costs is primarily related to (i) $2.8 million attributable to the Binger, Ameristate, TSF, Raven Shenandoah and Raven OBO acquisitions, (ii) $0.8 million related to increase in ad valorem tax expenses, (iii) $1.3 million related to the exclusion of operating results for certain assets owned by the Founding Investors for the first 73 days of 2006 and not acquired until the Formation Transaction and, (iv) $1.6 million attributable to the South Justis, Farmer Field and Kinder Morgan acquisitions.

Depletion, Depreciation and Amortization (DD&A)

DD&A expense for the quarter ended September 30, 2007 totaled $7.0 million, or $14.56 per Boe, while DD&A expense was $5.3 million, or $17.93 per Boe, for the quarter ended September 30, 2006. The increase in DD&A is primarily related to $1.7 million of DD&A related to Binger, Ameristate, TSF, Raven Shenandoah and Raven OBO acquisitions. Our DD&A expense per Boe decreased due to the additional reserves added by our recent acquisitions. Under the successful efforts method of accounting, Legacy calculates DD&A on an individual producing field basis. Changes in reserve estimates and in the timing and amount of abandonment cost estimates as well as changes in the timing and amount of development projects of one or two fields can cause variations in the aggregate DD&A rate.

DD&A expense for the nine months ended September 30, 2007 totaled $19.1 million, or $15.63 per Boe, while DD&A expense was $12.7 million, or $16.23 per Boe, for the nine months ended September 30, 2006. The increase in DD&A is primarily related to (i) $2.7 million of DD&A related to recent acquisitions, (ii) $1.1 million of DD&A related to the Legacy Formation and, (iii) $1.6 million related to acquisitions made in the second quarter of 2006.

General and Administrative Expenses (G&A)

G&A expenses for the quarters ended September 30, 2007 and 2006 totaled $1.4 million ($3.02 per Boe) and $1.2 million ($3.98 per Boe), respectively. The $0.2 million increase in total G&A expenses reflects the growth of our asset base through acquisitions. The decrease in per BOE G&A expense reflects the growth of our asset base and related produced volumes through acquisitions.

G&A expenses for the nine months ended September 30, 2007 and 2006 totaled $6.0 million ($4.95 per Boe) and $3.3 million ($4.17 per Boe), respectively. The increase in G&A expense per Boe reflects both the higher costs of being a public entity and growth of our asset base through acquisitions. In addition, professional fees related to the filing of our tax returns and K-1's for our limited partners amounted to approximately $0.5 million for the nine months ended September 30, 2007. Expenses during the nine months ended September 30, 2007 for professional fees related to the audit of our December 31, 2006 financial statements amounted to approximately $254,000. In addition, unit-based compensation expenses increased $0.9 million due to a $0.6 million non-cash expense related to the change in the estimated fair value of our unit-based compensation liability and $0.3 million of cash payments to employees exercising unit options.

Oil, NGL and Natural Gas Derivative Instruments

We have entered into the following fixed price swaps for oil and natural gas to help mitigate the risk of changing commodity prices. As of November 7, 2007, we had entered into swap agreements to receive average NYMEX West Texas Intermediate oil and Henry Hub, Waha and ANR-Oklahoma natural gas prices as summarized below starting with October, 2007 through December, 2012:

   Calendar        Annual          Average            Price
     Year      Volumes (Bbls)   Price per Bbl     Range per Bbl
   --------    -------------    -------------    ---------------
     2007          273,578         $ 68.81       $64.15 - $75.70
     2008        1,025,249         $ 68.57       $62.25 - $73.45
     2009          948,013         $ 66.65       $61.05 - $71.40
     2010          883,445         $ 65.26       $60.15 - $71.15
     2011          665,040         $ 70.17       $67.33 - $71.40
     2012          549,600         $ 70.04       $67.72 - $71.15

   Calendar       Annual           Average            Price
     Year      Volumes (Mcf)    Price per Mcf     Range per Mcf
   --------    -------------    -------------    ---------------
     2007          656,192          $ 8.59        $6.85 - $10.01
     2008        2,402,970          $ 8.17        $6.85 - $10.58
     2009        2,217,470          $ 8.01        $6.85 - $10.18
     2010        1,962,755          $ 7.74        $6.85 - $9.73
     2011          694,024          $ 7.21        $6.85 - $7.51
     2012          404,436          $ 7.07        $6.85 - $7.30

Location and quality differentials attributable to our properties are not reflected in the above prices. The agreements provide for monthly settlement based on the difference between the agreement price and the actual reference oil and natural gas index prices.

We have entered into basis swaps to receive floating NYMEX prices less a fixed basis differential and pay prices based on the floating Waha index, a natural gas hub in West Texas. The prices that we receive for our natural gas sales follow Waha more closely than NYMEX. The basis swaps thereby provide a better correlation between our natural gas sales and the settlement payments on our natural gas swaps. The following table summarizes, for the periods indicated, our NYMEX basis swaps currently in place for production months through December 31, 2010:

                     Annual        Basis Differential
 Calendar Year    Volumes (Mcf)         per Mcf
 -------------    -------------    ------------------
      2007            390,000           ($0.88)
      2008          1,422,000           ($0.84)
      2009          1,320,000           ($0.68)
      2010          1,200,000           ($0.57)

On March 30, 2007 and September 7, 2007, we entered into NGL swaps to hedge the impact of volatility in the spot prices of NGLs. The commodity prices covered by these swaps are the spot prices for ethane, propane, iso-butane, normal butane and natural gasoline reported on the Mont Belvieu, Non-Tet OPIS exchange. We entered into these swaps to offset cash flow volatility from the NGL sales from our interests in the East Binger (Marchand) Unit in Caddo County, Oklahoma, and our Texas Panhandle acquisition that closed on October 1, 2007. The following table summarizes, for the periods indicated, our Mont Belvieu, Non-Tet OPIS natural gas liquids swaps currently in place for production months through December 31, 2009.

 Calendar      Annual            Average           Price
   Year      Volumes (Gal)    Price per Gal    Range per Gal
 --------    -------------    -------------    -------------
   2007        1,682,838          $ 1.32       $0.79 - $1.68
   2008        6,458,004          $ 1.27       $0.66 - $1.62
   2009        2,265,480          $ 1.15           $1.15

Quarterly Report on Form 10-Q

The consolidated financial statements and related footnotes will be available in our September 30, 2007 Form 10-Q, which will be filed on or before November 14, 2007.

Conference Call

As announced on October 31, 2007, Legacy Reserves LP will host an investor conference call to discuss Legacy's results on Thursday, November 8, 2007 at 3:00 p.m. (Central Time). Investors may access the conference call by dialing 888-300-2342. For those who cannot listen to the live broadcast, a replay of the call will be available through Monday, November 12, 2007, by dialing 719-457-0820 or 888-203-1112 and entering code 3322147, or by going to the Investor Relations tab of Legacy's website (www.LegacyLP.com). We will take live questions from securities analysts and institutional portfolio managers and analysts; the complete call is open to all other interested parties on a listen-only basis.

About Legacy Reserves LP

We are an independent oil and natural gas limited partnership headquartered in Midland, Texas, and are focused on the acquisition and exploitation of oil and natural gas properties primarily located in the Permian Basin of West Texas and southeast New Mexico and the Mid-Continent regions. Additional information is available at www.LegacyLP.com.

Cautionary Statement Relevant to Forward-Looking Information

This press release contains forward-looking statements relating to our operations that are based on management's current expectations, estimates and projections about its operations. Words such as "anticipates," "expects," "intends," "plans," "targets," "projects," "believes," "seeks," "schedules," "estimated," and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are realized oil and natural gas prices; production volumes, lease operating expenses, general and administrative costs and finding and development costs; future operating results and the factors set forth under the heading "Risk Factors" in 2006 Annual Report on Form 10-K filed March 28, 2007 (File No. 333-138637). Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Legacy undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                          LEGACY RESERVES LP
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (UNAUDITED)

                    Three Months Ended          Nine Months Ended
                       September 30,               September 30,
                -------------------------   --------------------------
                   2006(a)        2007         2006(a)        2007
                -----------   -----------   -----------   ------------
 Revenues:
  Oil sales     $13,204,380   $22,441,858   $32,443,950   $ 51,396,169
  Natural gas
   liquid sales          --     1,713,657            --      2,890,994
  Natural gas
   sales          4,238,937     5,240,788    10,822,193     13,776,326
  Realized and
   unrealized gain
   (loss) on oil
   and natural
   gas swaps     18,605,638    (6,435,752)    5,533,553    (20,151,656)
                -----------   -----------   -----------   ------------
    Total
     revenues    36,048,955    22,960,551    48,799,696     47,911,833
                -----------   -----------   -----------   ------------
 Expenses:
  Oil and
   natural gas
   production     4,166,766     7,580,473    10,159,887     18,408,152
  Production and
   other taxes    1,029,511     1,886,122     2,710,392      4,360,881
  General and
   adminis-
   trative        1,186,884     1,443,190     3,265,163      6,039,371
  Depletion,
   depreciation,
   amortization
   and accretion  5,346,432     6,959,351    12,701,726     19,065,064
  Impairment of
   long-lived
   assets         8,572,859       950,174     8,572,859      1,229,874
  Loss on dis-
   posal of
   assets                --       156,240            --        387,373
                -----------   -----------   -----------   ------------
    Total
     expenses    20,302,452    18,975,550    37,410,027     49,490,715
                -----------   -----------   -----------   ------------
    Operating
     income
     (loss)      15,746,503     3,985,001    11,389,669     (1,578,882)

 Other income
  (expense):
   Interest
    income           55,226        54,284        93,659        205,443
   Interest
    expense      (1,857,331)   (1,905,234)   (4,511,679)    (3,423,286)
   Equity in
    income (loss)
    of partner-
    ships                --        29,690      (317,788)        40,600
   Other                 --            --        14,910          1,013
                -----------   -----------   -----------   ------------
 Net income
  (loss)        $13,944,398   $ 2,163,741   $ 6,668,771   $ (4,755,112)
                ===========   ===========   ===========   ============
 Net income
  (loss) per unit
  - basic and
    diluted     $      0.76   $      0.08   $      0.42   $      (0.19)
                ===========   ===========   ===========   ============

 Weighted average
  number of units
  used in comput-
  ing net income
  (loss) per
  unit -
     basic       18,386,817    26,021,518    15,952,509     25,492,521
                ===========   ===========   ===========   ============
     diluted     18,386,817    26,072,886    15,952,509     25,492,521
                ===========   ===========   ===========   ============

  (a) Inasmuch as certain assets owned by the Founding Investors were acquired by Legacy on March 15, 2006, the results of operations of these acquired assets are excluded from the first 73 days of the three months ended March 31, 2006

                          LEGACY RESERVES LP
           CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                                        September 30,
                                                            2007
                                                        -------------
 ASSETS
 Current assets:
    Cash and cash equivalents                           $   4,358,522
    Accounts receivable, net:
       Oil and natural gas                                 12,596,594
       Joint interest owners                                3,650,636
       Affiliated entities and other                            9,907
    Fair value of derivatives                                 301,534
    Prepaid expenses and other current assets                 649,654
                                                        -------------
            Total current assets                           21,566,847
                                                        -------------
 Oil and natural gas properties, at cost:
 Proved oil and natural gas properties,  using the
    successful efforts method of accounting               406,356,304
 Unproved properties                                           78,025
 Accumulated depletion, depreciation and amortization     (61,373,332)
                                                        -------------
                                                          345,060,997
                                                        -------------
 Other property and equipment, net                            679,495
 Deposit on pending acquisitions                            4,637,644
 Operating rights, net                                      6,291,730
 Fair value of derivatives                                     25,293
 Other assets, net                                            738,235
 Investment in equity method investee                          86,731
                                                        -------------
                                                        $ 379,086,972
                                                        =============
 LIABILITIES AND UNITHOLDERS' EQUITY
 Current liabilities:
       Accounts payable                                 $     681,293
       Accrued oil and natural gas liabilities              8,566,783
       Fair value of derivatives                            8,124,905
       Asset retirement obligation                            470,518
       Other                                                2,882,551
                                                        -------------
            Total current liabilities                      20,726,050
 Long-term debt                                            93,000,000
 Fair value of derivatives                                  7,045,527
 Asset retirement obligation                               13,768,328
                                                        -------------
 Total liabilities                                        134,539,905
                                                        -------------
 Commitments and contingencies
 Unitholders' equity:
    Limited partners' equity - 26,021,518 units
     issued and outstanding at September 30, 2007         244,440,705
    General partner's equity                                  106,362
                                                        -------------
    Total unitholders' equity                             244,547,067
                                                        -------------
 Total liabilities and unitholders' equity              $ 379,086,972
                                                        =============

                   Three Months Ended          Nine Months Ended
                      September 30,               September 30,
                -------------------------   --------------------------
                    2006          2007         2006 (a)       2007
                -----------   -----------   -----------   ------------
 Revenues:
  Oil sales     $13,204,380   $22,441,858   $32,443,950   $ 51,396,169
  Natural gas
   liquid sales          --     1,713,657            --      2,890,994
  Natural gas
   sales          4,238,937     5,240,788    10,822,193     13,776,326
  Realized gain
   (loss) on oil
   swaps         (5,798,140)     (845,744)   (6,897,833)     1,198,916
  Realized loss
   on natural
   gas liquid
   swaps                 --      (118,044)           --       (159,395)
  Realized gain
   on natural
   gas swaps      1,669,838     1,372,154     4,715,768      3,196,205
  Unrealized
   gain (loss)
   on oil swaps  19,770,172    (7,677,256)    1,342,276    (20,860,444)
  Unrealized
   loss on
   natural gas
   liquid swaps          --      (650,285)           --       (940,557)
  Unrealized
   gain (loss)
   on natural
   gas swaps      2,963,768     1,483,423     6,373,342     (2,586,381)
                -----------   -----------   -----------   ------------
    Total
     revenue    $36,048,955   $22,960,551   $48,799,696   $ 47,911,833
                ===========   ===========   ===========   ============
 Expenses:
  Oil and
   natural gas
   production   $ 4,166,766   $ 7,580,473   $10,159,887   $ 18,408,152
  Production
   and other
   taxes        $ 1,029,511   $ 1,886,122   $ 2,710,392   $  4,360,881
  General and
   administra-
   tive         $ 1,186,884   $ 1,443,190   $ 3,265,163   $  6,039,371
  Depletion,
   depreciation,
   amortization
   and
   accretion    $ 5,346,432   $ 6,959,351   $12,701,726   $ 19,065,064

 Production:
  Oil - barrels     202,952       312,433       516,057        813,906
  Natural gas
   liquids -
   gallons               --     1,344,553            --      2,303,892
  Natural gas
   - Mcf            571,246       800,936     1,598,909      2,107,376
  Total (Boe)       298,160       477,936       782,542      1,219,990
  Average daily
   production
   (Boe/d)            3,241         5,195         2,866          4,469

 Average sales
  price per unit
  (including
   hedges):
   Oil price per
    barrel      $    133.91   $     44.55   $     52.10   $      38.99
   Natural gas
    liquid price
    per gallon  $        --   $      0.70   $        --   $       0.78
   Natural gas
    price per
    Mcf         $     15.53   $     10.11   $     13.70   $       6.83
   Combined
    (per Boe)   $    120.90   $     48.04   $     62.36   $      39.27

 Average sales
  price per unit
  (including
  realized hedge
  gains/losses):
   Oil price per
    barrel      $     36.49   $     69.12   $     49.50   $      64.62
   Natural gas
    liquid price
    per gallon  $        --   $      1.19   $        --   $       1.19
   Natural gas
    price per
    Mcf         $     10.34   $      8.26   $      9.72   $       8.05
   Combined
    (per Boe)   $     44.66   $     62.36   $     52.50   $      59.26

 Average sales
  price per unit
  (excluding
  hedges):
   Oil price per
    barrel      $     65.06   $     71.83   $     62.87   $      63.15
   Natural gas
    liquid price
    per gallon  $        --   $      1.27   $        --   $       1.25
   Natural gas
    price per
    Mcf         $      7.42   $      6.54   $      6.77   $       6.54
   Combined
    (per Boe)   $     58.50   $     61.51   $     55.29   $      55.79

 NYMEX oil index
  prices per
  barrel:
   Beginning of
    Period      $     73.93   $     70.68   $     61.04   $      61.05
  End of Period $     62.91   $     81.66   $     62.91   $      81.66

 NYMEX gas index
  prices per Mcf:
   Beginning of
    Period      $      6.10   $      6.77   $     11.18   $       6.30
  End of Period $      5.62   $      6.87   $      5.62   $       6.87

 Average unit
  costs per Boe:
   Production
    costs, ex-
    cluding pro-
    duction and
    other taxes $     13.97   $     15.86   $     12.98   $      15.09
  Production and
   other taxes  $      3.45   $      3.95   $      3.46   $       3.57
  General and
   administra-
   tive         $      3.98   $      3.02   $      4.17   $       4.95
  Depletion,
   depreciation,
   amortization
   and
   accretion    $     17.93   $     14.56   $     16.23   $      15.63

 (a) Inasmuch as certain assets owned by the Founding Investors were acquired by Legacy on March 15, 2006, the results of operations of these acquired assets are excluded from the first 73 days of the three months ended March 31, 2006.

Non-GAAP Financial Measure

This press release, the financial tables and other supplemental information, including the reconciliation of "Adjusted EBITDA", a non-generally accepted accounting principles ("non-GAAP") measure to its nearest comparable generally accepted accounting principles ("GAAP") measure, may be used periodically by management when discussing our financial results with investors and analysts and they are also available on our website under the Investor Relations tab.

"Adjusted EBITDA" should not be considered as an alternative to GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.

Adjusted EBITDA is defined in our revolving credit facility as net income (loss) plus:

   *  Interest expense;
   *  Depletion, depreciation, amortization and accretion;
   *  Impairment of long-lived assets;
   *  (Gain) loss on sale of partnership investment;
   *  (Gain) loss on sale of assets;
   *  Stock-based compensation expense arising from
       equity-based awards;
   *  Equity in (income) loss of partnerships; and
   *  Unrealized (gain) loss on oil and natural gas swaps

Adjusted EBITDA is presented as management believes it provides additional information and metrics relative to the performance of our business, such as the cash distributions we expect to pay to our unitholders, as well as our ability to meet our debt covenant compliance tests. Management believes that these financial measures indicate to investors whether or not cash flow is being generated at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA may not be comparable to a similarly titled measure of other publicly traded limited partnerships or limited liability companies because all companies may not calculate Adjusted EBITDA in the same manner.

The following table presents a reconciliation of our consolidated net loss to Adjusted EBITDA:

                                Three Months Ended   Nine Months Ended
                                   September 30,       September 30,
                                   ------------        ------------
                                       2007                 2007
                                   ------------        ------------
 Net income (loss)                 $  2,163,741        $ (4,755,112)
  Plus:
   Interest expense                   1,905,234           3,423,286
   Depletion, depreciation,
    amortization and accretion        6,959,351          19,065,064
   Impairment of long-
    lived assets                        950,174           1,229,874
   Loss on sale of assets               156,240             387,373
   Compensation expense on
    options and restricted units       (123,960)            887,920
   Unrealized loss on oil, NGL
    and natural gas swaps             6,844,117          24,387,381
                                   ------------        ------------
 Adjusted EBITDA                   $ 18,854,897        $ 44,625,786
                                   ============        ============

CONTACT: Legacy Reserves LP
         Steven H. Pruett, President and Chief Financial Officer
         432-689-5200